Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Capital Bancorp, Inc. of our report dated March 15, 2023, relating to the consolidated financial statements of Capital Bancorp, Inc., appearing in the Annual Report on Form 10-K of Capital Bancorp, Inc. for the year ended December 31, 2022.

/s/ Elliott Davis, PLLC
Raleigh, North Carolina
November 9, 2023